Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Joe Weigel Communications Manager (800) CELADON Ext. 27006 (317) 972-7006 Direct jweigel@celadongroup.com	October 28, 2015

CELADON GROUP REPORTS SEPTEMBER QUARTER RESULTS

AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three months ended September 30, 2015, the first fiscal quarter of the company’s fiscal year, ending June 30, 2016.

Revenue for the quarter increased 37.6% to $266.1 million in the 2016 quarter from $193.4 million in the 2015 quarter.  Freight revenue, which excludes fuel surcharges, increased 50.8% to $237.8 million in the 2016 quarter from $157.7 million in the 2015 quarter.  Net income increased 42.5% to $11.4 million in the 2016 quarter from $8.0 million for the same quarter last year.  Earnings per diluted share increased 20.6% to $0.41 in the 2016 quarter from $0.34 for the same quarter last year, on a 16.8% increase in weighted average diluted shares resulting primarily from the company’s public offering of 3,500,000 common shares, completed in May 2015.

Paul Will, Chief Executive Officer, made the following comments: “We are pleased overall with our operating results in a less-than-robust freight environment.  We saw improvement in some of our key operating statistics that we believe will be beneficial long term as capacity is challenged by a very competitive driver recruiting market, in addition to the numerous pending and proposed federal safety initiatives such as electronic logging devices (ELDs) and mandatory truck speed limiters.  The increase in average seated tractor count of 1,730, or 53.1%, to 4,985 in the September 2015 quarter compared with 3,255 in the September 2014 quarter was a significant operating metric improvement that resulted in increased revenue for the quarter.  Our average revenue per tractor per week decreased $88, or 3.0%, to $2,889 in the September 2015 quarter, from $2,977 in the September 2014 quarter.  This decrease is a result of a lackluster freight environment coupled with the significant growth in our seated tractor count.  We continue to increase our customer freight to better align with our increased fleet size.  In addition, our average revenue per loaded mile increased to $1.872 per mile in the September 2015 quarter from $1.633 in the September 2014 quarter, which is a 14.6% increase.

“We continue to work on driver recruitment and retention as the market remains challenging for qualified drivers.  As a result, our costs related to driver training, advertising for experienced drivers and other recruitment and retention efforts have continued to increase.  This, along with economic and safety regulatory issues, has resulted in more constrained truckload capacity for shippers.   Their understanding and willingness to adjust rates upward reflects the collective capacity and service challenges currently facing the industry.  In addition to initiating and implementing sustainable rate increases, we continue to work on cost reduction initiatives as we strive to improve our operating results.

“The average age of the company’s tractor fleet was 1.2 years as of September 2015.  Gains on sales of assets were $13.2 million in the September 2015 quarter compared with $4.6 million in the September 2014 quarter.   The gain on sale of equipment in the quarter, which is net of any trade expenses, resulted primarily from the sale of third-party equipment by our sales and leasing division.  With the growth of this division over the last 18 months, the current net operating expenses associated with running this division were approximately $4.5 million for the quarter. The division generated operating income of $8.7 million for the quarter.  As Celadon has completed its tractor refresh cycle, we expect all gains going forward to be related to third-party sales and leasing.

“Our balance sheet remains solid, and we retain significant liquidity to support the growth of our business. At September 30, 2015, we had $368.0 million of stockholders' equity, and our earnings before interest, taxes, depreciation and amortization were $42.7 million in the current September 2015 quarter.  Our increased cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On October 27, 2015, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending December 31, 2015.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on January 22, 2016 to shareholders of record at the close of business on January 8, 2016.

Conference Call Information

Participants can pre-register for the conference call by navigating to Celadon's Investor Relations website, http://investors.celadontrucking.com, under the report center menu option.  Those without internet access or unable to pre-register may join the conference by dialing 1-412-317-6015 or 1-844-492-3727.  A replay of the webcast will be available through December 1, 2015 at http://investors.celadontrucking.com.

Celadon Group, Inc. (www.celadontrucking.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature controlled, flatbed and expedited freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended
	Sept 30,
	2015	2014

REVENUE:
Revenue, before fuel surcharge	$237,812	$157,704
Fuel surcharge revenue	28,309	35,712
Total revenue	266,121	193,416

OPERATING EXPENSES:
Salaries, wages, and employee benefits	81,478	57,222
Fuel	27,728	39,985
Purchased transportation	89,031	43,637
Revenue equipment rentals	2,222	2,590
Operations and maintenance	17,606	11,240
Insurance and claims	6,928	5,676
Depreciation and amortization	21,601	15,556
Communications and utilities	2,344	1,830
Operating taxes and licenses	4,971	3,315
General and other operating	4,282	3,455
Gain on disposition of equipment	(13,242)	(4,558)
Total operating expenses	244,949	179,948

Operating income	21,172	13,468

Interest expense	3,152	1,169
Interest income	---	---
Other (income) expense, net	100	(78)
Income before income taxes	17,920	12,377
Income tax expense	6,553	4,329
Net income	$11,367	$8,048

Income per common share:
Diluted	$0.41	$0.34
Basic	$0.41	$0.35

Diluted weighted average shares outstanding	27,966	23,934
Basic weighted average shares outstanding	27,453	23,240

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2015 and June 30, 2015
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	September 30,	June 30,
ASSETS	2015	2015

Current assets:
Cash and cash equivalents	$24,844	$24,699
Trade receivables, net of allowance for doubtful accounts of $1,385 and $1,002 at September 30, 2015 and June 30, 2015, respectively	134,916	130,892
Prepaid expenses and other current assets	44,664	33,267
Tires in service	2,174	1,857
Equipment held for resale	175,125	102,447
Income Tax Receivable	10,440	17,926
Deferred income taxes	6,553	7,083
Total current assets	398,716	318,171
Property and equipment	932,867	935,976
Less accumulated depreciation and amortization	142,400	147,446
Net property and equipment	790,467	788,530
Tires in service	2,587	2,173
Goodwill	57,130	55,357
Investment in unconsolidated companies	2,000	---
Other assets	11,321	11,458
Total assets	$1,262,221	$1,175,689

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,042	$13,699
Accrued salaries and benefits	15,147	16,329
Accrued insurance and claims	16,486	14,808
Accrued fuel expense	10,345	10,979
Accrued purchase transportation	20,795	16,259
Accrued equipment purchases	21,307	775
Deferred leasing revenue	40,696	31,872
Other accrued expenses	25,657	31,835
Current maturities of long term debt	781	948
Current maturities of capital lease obligations	65,390	62,992
Total current liabilities	233,646	200,496
Capital lease obligations, net of current maturities	385,998	366,452
Long term debt, net of current maturities	162,635	133,199
Other long term liabilities	500	953
Deferred income taxes	111,433	108,246
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 28,352 and 28,342 shares at September 30, 2015 and June 30, 2015, respectively	936	935
Treasury stock at cost; 500 and 500 shares at September 30, 2015 and June 30, 2015, respectively	(3,453)	(3,453)
Additional paid-in capital	196,436	195,682
Retained earnings	206,230	195,412
Accumulated other comprehensive loss	(32,140)	(22,233)
Total stockholders' equity	368,009	366,343
Total liabilities and stockholders' equity	$1,262,221	$1,175,689

Key Operating Statistics

	For the three months ended
	September 30,
	2015	2014
Average revenue per loaded mile (*)	$1.872	$1.633
Average revenue per total mile (*)	$1.613	$1.443
Average revenue per tractor per week (*)	$2,889	$2,977
Average miles per seated tractor per week(**)	1,791	2,063
Average seated line-haul tractors (**)	4,985	3,255
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue(^)	$215,464	$161,650
Asset Light Revenue	30,584	16,547
Intermodal Revenue	11,131	9,240
Other Revenue	8,942	5,979
Total Revenue	$266,121	$193,416
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

Back to Form 8-K